Exhibit 3.125

REPUBLIC OF THE MARsHALL ISLANDS OFFICE OF THE REGISTRAR OF CORPORATIONS Endorsement Certificate IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5 OF THE ASSOCIATIONS LAW OF THE REPUBLIC OF THE MARSHALL ISLANDS 1990 I CERTIFY that I have endorsed "FILED" upon the Original Articles of Incorporation of CHil..ES OFFSHORE INTERNATIONAL INC. as of October 24, 2001 being the date upon which existence of said corporation commenced. I FURTHER CERTIFY that a Duplicate of said Articles of Incorporation has been filed with this office. Given under my hand and seal on this Deputy Registrar of Corporations